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                    May 15, 2020

       Daphne Huang
       Chief Financial Officer
       TARO PHARMACEUTICAL INDUSTRIES LTD
       3 Skyline Drive
       Hawthorne, New York 10532

                                                        Re: TARO PHARMACEUTICAL
INDUSTRIES LTD
                                                            Form 20-F for
Fiscal Year Ended March 31, 2019
                                                            Filed June 20, 2019
                                                            File No. 001-35463

       Dear Ms. Huang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences